UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 22, 2011

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On December 22, 2011, Momenta Pharmaceuticals, Inc. (the “Company”) and Baxter International Inc., Baxter Healthcare Corporation and Baxter Healthcare SA (collectively, “Baxter”) entered into a Development, License and Option Agreement (the “Development Agreement”).  Under the terms of the Development Agreement, the Company and Baxter will collaborate, on a world-wide basis, on the development and commercialization of two follow-on biologic products.  In addition, Baxter has the right to select up to four additional follow-on biologic products to be included in the collaboration.  The Development Agreement will be effective upon the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

Under the terms of the Development Agreement, Baxter agreed to pay the Company:

•                              an upfront payment of $33 million on the later of January 19, 2012 or ten days after the date the Development Agreement becomes effective;

•                              technical and development milestone payments totaling up to $91 million across the six product candidates;

•                              regulatory milestones totaling up to $300 million, on a sliding scale, across the six product candidates where, based on the products’ regulatory application, there is a significant reduction in the scope of the clinical trial program required for regulatory approval;

•                              option payments totaling $28 million for the exercise of the options with respect to the additional four product candidates that can be named under the Development Agreement, and payments of $5 million each for extensions of the period during which such additional products may be named; and

•                              royalties on net sales of licensed products worldwide, with a base royalty rate in the high single digits with the potential for significant tiered increases based on the number of competitors, the interchangeability of the product, and the sales tier for each product.  The maximum royalty with all potential increases would be slightly more than double the base royalty.

Costs, including development costs, payments to third parties for intellectual property licenses, and expenses for legal proceedings, including the patent exchange process pursuant to the Biologics Price Competition and Innovation Act of 2009, will be borne by the parties in varying proportions, depending on the type of expense and the stage of development.  The Company has the option to participate, at its discretion, in a cost and profit share arrangement for the four additional products up to 30%.  If the profit share is elected, the royalties payable would be reduced by up to nearly half.  Absent a cost share arrangement, the Company will generally be responsible for research and process development costs prior to IND filing and the cost of in-human clinical trials, cGMP manufacturing and commercialization will be borne by Baxter.

Under the Development Agreement, each party has granted the other an exclusive license under its intellectual property rights to develop and commercialize such products for all therapeutic indications.  In addition, the Company has agreed, for a period commencing on the effective date and ending on the earlier of three years from the effective date of the Development Agreement or the selection of the four additional products, to notify Baxter of bona fide offers from third parties to develop or commercialize a follow-on biologic product that could be an additional product candidate.  Following such notification, if Baxter does not select such proposed product or products for inclusion in the collaboration, the Company has the right to develop, manufacture, and commercialize such product or products on its own or with a third party.  The Company has also agreed to provide Baxter with a right of first negotiation with respect to collaborating in the development of a competing product for a period of three years following the effectiveness of an Investigational New Drug exemption or waiver or regulatory authority authorization to dose humans, subject to certain restrictions as outlined in the Development Agreement.  Following the third anniversary of the effective date of the Development Agreement,  the Company may develop, on its own or with a third party, any follow-on biologic products not named under the Development Agreement, subject to certain restrictions as more fully described in the Development Agreement.

The Company and Baxter agreed to form a joint steering committee, consisting of an equal number of members from the Company and Baxter, to oversee and manage the development and commercialization of products under the collaboration.

The term of the collaboration shall continue throughout the development and commercialization of the products, on a product-by-product and country-by-country basis, until there is no remaining payment obligation with respect to a product in the relevant territory, unless earlier terminated by either party pursuant to the terms of the Development Agreement.

The Development Agreement may be terminated:

•                                          by either party for breach by or bankruptcy of the other party;

•                                          by the Company in the event Baxter elects to terminate the Development Agreement with respect to both of the initial two products within a certain time period;

•                                          by Baxter for its convenience; or

•                                          by the Company in the event Baxter does not exercise commercially reasonable efforts to commercialize a product in the United States or other specified countries, provided, that the Company also has certain rights to directly commercialize such product, as opposed to terminating the Development Agreement, in event of such a breach by Baxter.

The foregoing description of the Development Agreement is not complete and is qualified in its entirety by the full text of the Development Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

	By:	/s/ Richard P. Shea

Richard P. Shea
Chief Financial Officer
(Principal Financial Officer)

Date: December 22, 2011